UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 6, 2015 (March 5, 2015)

TARGACEPT, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51173	56-2020050
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 North Main Street, Suite 1510 Winston-Salem, North Carolina	27101
(Address of principal executive offices)	(Zip Code)

(336) 480–2100

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 5, 2015, Targacept, Inc. (“Targacept” or the “Company”), Talos Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Targacept (“Merger Sub”) and Catalyst Biosciences, Inc., a Delaware corporation (“Catalyst”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, among other things, subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Catalyst, with Catalyst becoming a wholly-owned subsidiary of Targacept and the surviving corporation of the merger (the “Merger”). The Merger is intended to qualify for federal income tax purposes as a tax-free reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended.

Subject to the terms and conditions of the Merger Agreement, it is currently anticipated that at the closing of the Merger, each outstanding share of Catalyst common stock will be converted into the right to receive approximately 0.40-0.49 shares of common stock of the Company. The actual exchange ratio will be adjusted to account for additional shares that Catalyst may issue before closing and for Catalyst’s actual cash balance at closing, and subject to the payment of cash in lieu of fractional shares. Immediately following the effective time of the Merger, Catalyst stockholders are expected to own approximately 65% of the outstanding capital stock of the Company.

Consummation of the Merger is subject to certain closing conditions, including, among other things, approval by the stockholders of Targacept and Catalyst. The Merger Agreement contains certain termination rights for both Targacept and Catalyst, and further provides that, upon termination of the Merger Agreement under specified circumstances, Targacept may be required to pay Catalyst a termination fee of $3.22 million or up to $1.25 million in expense reimbursements, or Catalyst may be required to pay Targacept a termination fee of $2.275 million.

Following the effective time of the Merger, it is expected that the Board of Directors of Targacept will consist of four current directors of Catalyst: Harold E. Selick, Ph.D., who shall be the Chairman, Nassim Usman, Ph.D., Jeff Himawan, Ph.D., and Augustine Lawlor, and three current directors of Targacept: Errol B. De Souza, Ph.D., Dr. Stephen A. Hill, and John P. Richard.

Pursuant to the terms of the Merger Agreement, and prior to the closing of the Merger, Targacept is expected to pay a dividend to its stockholders of approximately $37 million in aggregate principal amount of redeemable convertible notes, which notes will be convertible into common stock of the combined company, and approximately $20 million in cash, subject to adjustment as described in the merger agreement (the “Pre-Closing Dividend”). The notes will be convertible or redeemable at any time within two years after closing at the noteholder’s discretion. The conversion price of the notes is equal to $1.31, which represents 130% of the negotiated per-share value of the Company’s assets following the anticipated Pre-Closing Dividend. The conversion price is subject to adjustment in the event of a reverse stock split of the combined company’s common stock or certain other events. If the redeemable convertible notes are fully converted into Targacept common stock, Targacept stockholders would own approximately 49% of the outstanding capital stock of the combined company on a pro-forma basis as of the anticipated closing date. Targacept’s NNR assets will also be placed in a liquidating trust if not sold or otherwise disposed of prior to closing, and Targacept stockholders who are entitled to the Pre-Closing Dividend will also be entitled to any net proceeds received as a result of any disposition of Targacept’s NNR compounds and related assets that occurs within a period not to exceed two years after the closing of the proposed merger.

In connection with the Merger, Targacept will seek to amend its certificate of incorporation to: (i) effect a reverse split of Targacept common stock at a ratio to be determined by Targacept, which is intended to ensure that the listing requirements of the NASDAQ Global Select Market are satisfied, and (ii) change the name of Targacept to Catalyst Biosciences, Inc., subject to the consummation of the Merger.

Also in connection with the Merger, Targacept will assume the (i) outstanding stock option awards of Catalyst granted under Catalyst’s 2004 Stock Plan, (ii) outstanding stand-alone stock options of Catalyst, and (iii) outstanding warrants of Catalyst, each as adjusted to reflect the effect of the Merger and subject to the terms of the Merger Agreement.

Also in connection with the Merger Agreement, (i) the officers, directors and certain stockholders of Targacept holding approximately 43% of the outstanding capital stock of Targacept have each entered into a voting agreement in favor of Catalyst, and (ii) certain officers, directors and stockholders of Catalyst owning or controlling approximately 84% of Catalyst’s voting securities have each entered into a voting agreement and a 120-day lock-up agreement in favor of Targacept (collectively, the “Support Agreements”). The Support Agreements place certain restrictions on the transfer of the shares of Targacept and Catalyst held by the respective signatories thereto and covenants on the voting of such shares in favor of approving the transactions contemplated by the Merger Agreement and against any actions that could adversely affect the consummation of the Merger.

The foregoing description of the (i) Merger Agreement and the transactions contemplated thereby and (ii) the Support Agreements and the transactions contemplated thereby, in each case, do not purport to be complete and are qualified in their entirety by reference to the Merger Agreement, which is filed as Exhibit 2.1 hereto and which is incorporated herein by reference, and to the form of Targacept Voting Agreement, the form of Catalyst Voting Agreement, and the form of Lock-Up Agreement, which are filed as Exhibits 10.1, 10.2 and 10.3, respectively, hereto and which are incorporated herein by reference. The Merger Agreement has been filed to provide information to investors regarding its terms. It is not intended to provide any other factual information about Targacept, Catalyst or Merger Sub, their respective businesses, or the actual conduct of their respective businesses during the period prior to the consummation of the Merger or the other transactions contemplated by the Merger Agreement. The Merger Agreement and this summary should not be relied upon as disclosure about Targacept, Catalyst or Merger Sub. None of Targacept’s stockholders or any other third parties should rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of Targacept, Catalyst, Merger Sub or any of their respective subsidiaries or affiliates. The Merger Agreement contains representations and warranties that are the product of negotiations among the parties thereto and that the parties made to, and solely for the benefit of, each other as of specified dates. The assertions embodied in those representations and warranties are subject to qualifications and limitations agreed to by the respective parties and are also qualified in important part by confidential disclosure schedules delivered in connection with the Merger Agreement. The representations and warranties may have been made for the purpose of allocating contractual risk between the parties to the agreements instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors.

Additional Information about the Merger and Where to Find It

In connection with the proposed Merger, Targacept intends to file relevant materials with the Securities and Exchange Commission, or the SEC, including a registration statement on Form S-4 that will contain a prospectus and a joint proxy statement. The prospectus and joint proxy statement will be sent to stockholders of Targacept seeking their approval of the proposed Merger. Investors and stockholders of Targacept are urged to read these materials when they become available because they will contain important information about Targacept, Catalyst, and the proposed Merger. The prospectus, joint proxy statement, any amendments or supplements thereto (when they become available) and other documents filed by Targacept with the SEC may be obtained free of charge through the SEC web site at www.sec.gov. They may also be obtained for free by directing a written request to: Targacept, Inc., 100 North Main Street, Suite 1510, Winston-Salem, North Carolina 27101, Attention: Chief Financial Officer.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective March 5, 2015, the Board of Directors of the Company adopted an amendment to the bylaws of the Company and restated the bylaws in its entirety. The amendment provides that certain specifically enumerated stockholder actions related to the internal affairs of the Company should be brought exclusively in the Court of Chancery of the State of Delaware (the “Chancery Court”), or, if the Chancery Court does not have jurisdiction, the United States District Court for the District of Delaware or other state courts of the State of Delaware.

The foregoing description of the amendment to the bylaws adopted by the Board of Directors of the Company is qualified in its entirety by reference to the Company’s bylaws, as amended and restated March 5, 2015, which are filed, marked to show the amendments, as Exhibit 3.1 to this Current Report on Form 8-K.

Item 8.01	Other Events

On March 5, 2015, Targacept issued a joint press release with Catalyst announcing that the companies have entered into the Merger Agreement. A copy of the joint press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01	Financial statements and Exhibits

(d)	The following exhibits are furnished with this report:

Exhibit Number	Description

2.1*	Agreement and Plan of Merger dated as of March 5, 2015 by and among Targacept, Catalyst Biosciences, Inc. and Talos Merger Sub, Inc.

3.1	Bylaws of Targacept, as amended and restated March 5, 2015.

10.1	Form of Targacept Voting Agreement dated as of March 5, 2015 entered into by and among Targacept, Catalyst and certain stockholders of Targacept.

10.2	Form of Catalyst Voting Agreement dated as of March 5, 2015 entered into by and among Catalyst, Targacept and certain stockholders of Catalyst.

10.3	Form of Lock-Up Agreement dated as of March 5, 2015 entered into by and among Catalyst, Targacept and certain stockholders of Catalyst.

99.1	Joint Press Release dated March 5, 2015.

*	All Schedules to this Merger Agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The Company will furnish copies of any schedules to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TARGACEPT, INC.

Date: March 6, 2015	/s/ Patrick C. Rock
Patrick C. Rock
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description

2.1*	Agreement and Plan of Merger dated as of March 5, 2015 by and among Targacept, Catalyst Biosciences, Inc. and Talos Merger Sub, Inc.

3.1	Bylaws of Targacept, as amended and restated March 5, 2015.

10.1	Form of Targacept Voting Agreement dated as of March 5, 2015 entered into by and among Targacept, Catalyst and certain stockholders of Targacept.

10.2	Form of Catalyst Voting Agreement dated as of March 5, 2015 entered into by and among Catalyst, Targacept and certain stockholders of Catalyst.

10.3	Form of Lock-Up Agreement dated as of March 5, 2015 entered into by and among Catalyst, Targacept and certain stockholders of Catalyst.

99.1	Joint Press Release dated March 5, 2015.

*	All Schedules to this Merger Agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The Company will furnish copies of any schedules to the Securities and Exchange Commission upon request.